August 23, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Halcyon Jet Holdings, Inc. (formerly known as Greenleaf Forest Products, Inc.) ,which was filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated August 23, 2007.  We agree with the statements in Item 4.01 concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Li & Company, PC
Li & Company, PC